The Mexico Fund, Inc.

Monthly Summary Report
September 2010

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

September 30, 2010

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$372.59	$340.13	$390.98
NAV per share	$27.74	$25.29	$22.98
Closing price NYSE2	$25.28	$22.51	$21.53
% Premium (Discount)	(8.87%)	(10.99%)	(6.31%)
Shares traded per month2 (composite figures)	437,601	397,621	448,103
Outstanding shares3	13,432,295	13,449,289	17,013,315
Shares on Short Interest Position2	13,273	14,612	22,696

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	12.39%	15.02%	3.80%	28.81%
NAV per share	9.69%	10.01%	0.58%	30.90%
Bolsa Index	10.32%	9.93%	-1.63%	22.33%
MSCI Mexico Index	10.64%	11.09%	0.44%	21.37%

	2 Years	3 Years	5 Years	10 Years

Market price	33.77%	-3.82%	74.13%	356.72%
NAV per share	25.08%	-14.05%	63.19%	285.73%
Bolsa Index	16.77%	-4.50%	77.16%	294.03%
MSCI Mexico Index	15.22%	-10.55%	54.83%	237.41%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	33,330.34	31,679.85	29,232.24
Daily avg. of million shares traded	268.5	275.7	263.2
Valuation Ratios6: P/E	20.92	20.05	29.45
P/BV	3.06	2.93	3.01
EV/EBITDA	8.74	8.41	8.29
Market capitalization (billion US$)	$449.36	$410.61	$344.10

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During September 2010, the Fund repurchased and cancelled 16,994 Fund shares at a weighted average price and discount of $23.70 and 11.45%, respectively.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	4.43%	4.52%	4.48%
Six months	4.65%	4.71%	4.86%
One year	4.74%	4.77%	5.35%

Long-term Bonds
Three years	5.23%	5.38%	6.60%
Five years	N.A.	N.A.	7.50%
Ten years	6.25%	6.49%	8.00%
20 years	N.A.	6.69%	8.64%
30 years	7.23%	N.A.	N.A.

Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.5935	Ps. 13.2046	Ps. 13.4928

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.28%	1.88%	3.68%

V.   Economic Comments.

According to results of the monthly poll conducted at the end of September 2010 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will grow 4.62% and 3.50% during 2010 and 2011, respectively. The inflation rate is estimated by analysts to be 4.33% for 2010 and 3.84% for 2011. The exchange rate of the peso against the dollar is expected to end 2010 at Ps. 12.66 and at Ps. 12.81 towards the end of 2011, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.56% and 5.25% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

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7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9  Source: Banco de México

VI.  Portfolio of Investments As of September 30, 2010 (Unaudited)

			Percent of
Shares Held		Value	Net Assets
	COMMON STOCK - 92.83%
	Airports
500,500	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$2,377,410	0.64%
2,000,000	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	3,625,680	0.97
		6,003,090	1.61
	Beverages
1,986,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	10,099,134	2.71
700,000	Grupo Modelo, S.A.B. de C.V. Series C	3,847,540	1.03
		13,946,674	3.74
	Building Materials
23,850,000	Cemex, S.A.B. de C.V. Series CPO	20,415,532	5.48
1,333,700	Grupo Cementos de Chihuahua, S.A.B. de C.V.	4,236,154	1.14
		24,651,686	6.62
	Chemical Products
5,000,033	Mexichem, S.A.B. de C.V.	13,999,378	3.76

	Commercial Banks
1,039,700	Banco Compartamos, S.A., Institución de Banca Múltiple. Series O	6,631,921	1.78

	Construction and Infrastructure
3,000,000	Empresas ICA, S.A.B. de C.V.	7,306,150	1.96

	Consumer Products
1,866,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	11,889,295	3.19

	Financial Groups
4,166,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	15,782,734	4.23

	Food
1,800,000	Grupo Bimbo, S.A.B. de C.V. Series A	13,192,520	3.54

	Health Care
4,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	7,696,034	2.06

	Holding Companies
2,348,000	Alfa, S.A.B. de C.V. Series A	18,133,678	4.87

	Housing
909,100	Urbi Desarrollos Urbanos, S.A.B. de C.V.	1,893,492	0.51

	Media
6,400,000	Grupo Televisa, S.A.B. Series CPO	24,271,569	6.51

	Mining
10,000,000	Grupo México, S.A.B. de C.V. Series B	28,808,512	7.73
440,000	Industrias Peñoles, S.A.B. de C.V.	10,752,372	2.89
		39,560,884	10.62

	Retail
200,000	First Cash Financial Services, Inc.	5,550,006	1.49
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	5,769,643	1.55
15,200,000	Wal-Mart de México, S.A.B. de C.V. Series V	38,116,171	10.23
		49,435,820	13.27

			Percent of
Shares Held		Value	Net Assets
	COMMON STOCK
	Steel
905,100	Industrias CH, S.A.B. de C.V. Series B	3,120,613	0.84

	Stock Exchange
6,700,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	11,241,593	3.02

	Telecommunications Services
27,550,000	América Móvil, S.A.B. de C.V. Series L	73,438,957	19.71
90,000	NII Holdings, Inc.	3,698,980	0.99
		77,137,937	20.70

	Total Common Stock	$345,895,068	92.83%

Securities	SHORT-TERM SECURITIES – 5.42%
Principal Amount
	Repurchase Agreements
$3,884,351	BBVA Bancomer, S.A., 4.29%, dated 09/30/10, due 10/01/10 repurchase price $3,884,814, collateralized by Bonos del Gobierno Federal.	$3,884,351	1.04%
	Time Deposits
	Comerica Bank, 0.18%, dated 09/30/10, due 10/01/10	16,304,523	4.38

	Total Short-Term Securities	20,188,874	5.42

	Total Investments	366,083,942	98.25

	Other Assets in Excess of Liabilities	6,508,261	1.75

	Net Assets Equivalent to $27.74 per share on 13,432,295 shares of capital stock outstanding	$372,592,203	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)